Exhibit 99.1

A. H. Belo Corporation Announces First Quarter 2016

Net Income from Continuing Operations

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported first quarter operating income from continuing operations excluding certain items (adjusted operating income)  of $1.8 million, an increase of $3.6 million, or 204 percent, over the first quarter of 2015.

In the first quarter of 2016, on a GAAP basis, the net loss attributable to A. H. Belo Corporation (the “Company”) was $ (0.6) million, or $ (0.03) per share. For the same period in 2015, the Company reported net income attributable to A. H. Belo Corporation of $0.4 million, or $0.02 per fully diluted share.

Jim Moroney, chairman, president and Chief Executive Officer, said, “While core print revenues continue to decline, we were highly encouraged that the strong 2015 operating results we experienced continued through the first quarter of 2016. Our performance this quarter highlights our ongoing efforts to diversify our revenue sources, manage-out product lines that can’t sustain profitability and closely scrutinize spending."

First Quarter Results from Continuing Operations

Total revenue was $62.5 million in the first quarter of 2016, a decrease of $3.0 million, or 4.5 percent, when compared to the prior year period.

Revenue from advertising and marketing services, including print and digital revenues, was $35.2 million in the first quarter of 2016, down 4.3 percent from the $36.8 million reported in the first quarter of 2015, resulting from the decrease in print advertising revenue mostly offset by the increase in digital and marketing services revenue.

Total digital and marketing services revenue increased 23.5 percent to $11.5 million

A. H. Belo Corporation Announces First Quarter 2016 Net Income

from Continuing Operations

May 2, 2016

primarily due to organic growth in marketing services revenue associated with Speakeasy and DMV Digital Holdings, Inc. (“DMV Holdings”), which was acquired on January 2, 2015. For the first quarter of 2016, total digital and marketing services revenue was 32.7 percent of total advertising and marketing services revenue, reflecting a 730 basis point increase when compared to the 25.4 percent reported in the first quarter of 2015. Total digital advertising and marketing services revenue is approximately 18.5 percent of total revenue, reflecting  a 420 basis point increase when compared to the 14.3 percent reported in the first quarter of 2015.

Circulation revenue was $20.4 million, a decrease of $0.7 million or 3.3 percent, primarily due to lower home delivery and single copy volumes partially offset by an increase in home delivery subscription rates.

Printing, distribution and other revenue decreased 8.9 percent to $6.9 million in the first quarter of 2016, primarily due to a decrease of $0.2 million in commercial printing revenue and a decrease of $0.4 million resulting from the timing of Savor, Dallas’ four-day celebration of food, wine and spirits, which, in 2015, occurred in the first quarter. In 2016, the festival occurred in April.

Total consolidated operating expense in the first quarter was $64.3 million, a decrease of $6.3 million or 8.9 percent compared to the prior year period, primarily due to a decrease in newsprint, ink and other supplies of $2.1 million,  a decrease in operating expenses related to the 2015 DMV Holdings acquisition of $0.7 million and a decrease in employee compensation and benefits of $0.5 million.

The Company’s newsprint expense in the first quarter was $3.2 million, a decrease of 28.3 percent compared to the prior year period. Newsprint consumption declined 15.0 percent to approximately 6,589 metric tons. Compared to the same period in 2015, newsprint cost per metric ton decreased 13.6 percent and the average purchase price per metric ton for newsprint

A. H. Belo Corporation Announces First Quarter 2016 Net Income

from Continuing Operations

May 2, 2016

decreased 10.3 percent.

Non-GAAP Financial Measures

A reconciliation of income from continuing operations to adjusted income from continuing operations are included as exhibits to this release.

A. H. Belo Corporation Announces First Quarter 2016 Net Income

from Continuing Operations

May 2, 2016

Financial Results Conference Call

A. H. Belo Corporation will conduct a conference call on Monday, May 2, 2016, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest)  or by dialing 1-800-230-1074 (USA) or 612-234-9960 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 11:00 a.m. CDT on May 2, 2016, until 11:59 p.m. CDT on May 9, 2016. The access code for the replay is 391207.

A. H. Belo Corporation Announces First Quarter 2016 Net Income

from Continuing Operations

May 2, 2016

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company’s media platform, A. H. Belo Corporation is able to deliver news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations,  real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual  results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond our control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended March 31,
In thousands, except share and per share amounts (unaudited)	2016	2015
Net Operating Revenue
Advertising and marketing services	$35,237	$36,831
Circulation	20,352	21,038
Printing, distribution and other	6,894	7,567
Total net operating revenue	62,483	65,436
Operating Costs and Expense
Employee compensation and benefits	27,017	27,503
Other production, distribution and operating costs	28,331	31,460
Newsprint, ink and other supplies	6,058	8,166
Depreciation	2,632	3,040
Amortization	226	373
Total operating costs and expense	64,264	70,542
Operating loss	(1,781)	(5,106)
Other Income (Expense), Net
Loss on equity method investments, net	—	(414)
Other income, net	79	109
Total other income (expense), net	79	(305)
Loss from Continuing Operations Before Income Taxes	(1,702)	(5,411)
Income tax benefit	(1,109)	(5,730)
Income (Loss) from Continuing Operations	(593)	319
Loss related to the divestiture of discontinued operations, net	—	(12)
Loss from Discontinued Operations, Net	—	(12)
Net Income (Loss)	(593)	307
Net income (loss) attributable to noncontrolling interests	39	(56)
Net Income (Loss) Attributable to A. H. Belo Corporation	$(632)	$363

Per Share Basis
Net income (loss) attributable to A. H. Belo Corporation
Basic and diluted	$(0.03)	$0.02
Weighted average shares outstanding
Basic	21,514,133	21,770,698
Diluted	21,514,133	21,845,197

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
In thousands (unaudited)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$74,656	$78,380
Accounts receivable, net	26,355	31,502
Other current assets	17,069	13,467
Total current assets	118,080	123,349
Property, plant and equipment, net	50,822	51,358
Intangible assets, net	5,552	5,778
Goodwill	36,883	36,883
Other assets	4,129	4,133
Total assets	$215,466	$221,501
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,950	$12,736
Accrued compensation and other current liabilities	9,733	11,812
Advance subscription payments	15,564	14,424
Total current liabilities	35,247	38,972
Long-term pension liabilities	56,574	57,446
Other liabilities	5,579	4,812
Total liabilities	97,400	101,230
Noncontrolling interest - redeemable	1,335	1,421
Total shareholders’ equity attributable to A. H. Belo Corporation	115,801	117,781
Noncontrolling interests	930	1,069
Total shareholders' equity	116,731	118,850
Total liabilities and shareholders’ equity	$215,466	$221,501

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Income (Loss)

	Three Months Ended March 31,
In thousands (unaudited)	2016	2015
Total Net Operating Revenue	$62,483	$65,436
Total Operating Costs and Expense	64,264	70,542
Operating Loss	(1,781)	(5,106)

Addback:
Depreciation	2,632	3,040
Amortization	226	373
Severance expense	742	(55)
Adjusted Operating Income (Loss)	$1,819	$(1,748)

The Company evaluates adjusted operating income (loss) from continuing operations, calculated by adjusting operating loss for depreciation,  amortization, severance expense and pension plan settlement (“Adjusted Operating Income (Loss)”). The Company believes that such expenses and charges are not indicative of normal, ongoing operations  and their inclusion in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted Operating Income (Loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses Adjusted Operating Income (Loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted Operating Income (Loss) should not be considered in isolation or as a substitute for net income from continuing operations, cash flows provided by operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.